                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): March 5, 1999


                                 MODACAD, INC.
--------------------------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)


          California                    33-31166                 95-4145930
-------------------------------     ----------------    ------------------------
(State or other jurisdiction of        (Commission             (IRS Employer
incorporation or organization)          File Number)         Identification No.)



    3861 Sepulveda Blvd., Culver City                            90230
----------------------------------------                ------------------------
(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code            (310) 751-2100
                                                        ------------------------

                               Not Applicable
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.  Other Events

On March 5, 1999, ModaCAD, Inc. ("ModaCAD") has signed an agreement, effective December 31, 1998, with Lectra Systems, Inc. ("Lectra") whereby its 3D Visual Merchant(TM) business-to-business product line will now be marketed, distributed and co-developed world-wide by Lectra, subject to the existing rights of RunTime A/S under its distribution agreement. In addition, Lectra and ModaCAD will co-operate to develop new synergies to leverage their activities, competencies and positions in their respective markets.

With 35 international subsidiaries, employing 1,400 people in 75 offices, and having more than 8,000 customers across 100 countries, Lectra is a world leader in CAD/CAM (computer-aided design and manufacturing) solutions for the apparel, upholstery, footwear, luggage, leather goods, aerospace and automotive industries.

Under the agreement, ModaCAD has sold its 3D Visual Merchant (TM) product line to Lectra for an up-front fee of $3 million, as well as additional support fees of up to $2 million over the next 24 months. The transaction also includes the sale to Lectra of ModaCAD's ModaDESIGN PRO (TM)product and the license to Lectra of ModaCAD's ModaFinity-ModaCatalog cataloging software, all subject to the existing rights of RunTime A/S under its distribution agreement. Lectra will conduct all development, marketing and distribution activities, for all the products acquired. Going forward, ModaCAD and Lectra will work together to integrate 3D Visual Merchant into Lectra's product lines. ModaCAD retains ownership of all of its core technologies. Lectra is granted an exclusive license of the ModaCAD core technology for the CAD/CAM markets, while ModaCAD will retain rights to exploit the core technology in its core business.

3D Visual Merchant is ModaCAD's premier business-to-business e-commerce tool; a visual merchandising and retail space planning tool that enables manufacturers and retailers to plan, visualize, adjust, and communicate merchandising and store layout concepts more effectively throughout their organizations and to the retail floor. Using 3D Visual Merchant, store-plans, brand concepts and merchandising ideas can be visualized and communicated instantly. 3D Visual Merchant customers include JCPenney, Levi Strauss & Co., Duck Head and Tropical Sportswear.

Maurizio Vecchione, president and chief operating officer of ModaCAD stated, "This agreement represents a very exciting strategic inflection point for ModaCAD. As a result of this strategic relationship, ModaCAD can now focus on its core strategies of creating, marketing and servicing Internet web sites and other Internet applications for both the business-to-business and business-to-consumer marketplace, as well as consumer software for electronic commerce. Working with Lectra, we will be able to set industry standards for enabling technologies ultimately designed to deliver more vendors in fashion and related industries to the Internet and our e-commerce initiatives."

The companies have further agreed to co-operate in the marketing of joint strategies and to co-develop data interchange formats to promote the growth of e-business and e-commerce, as well as mass-customization and made-to-measure technologies. Both companies believe a convergence of Lectra's design solutions with ModaCAD's visualization technologies will provide retailers and manufacturers with a compelling solution enabling them to offer mass customization and custom fit programs in industries such as fashion, footwear, and furniture. As part of the transaction, ModaCAD granted Lectra 250,000 warrants exercisable for shares of ModaCAD's common stock.

"3D Visual Merchant is a perfect complement to Lectra's existing product line" stated Daniel Harari, chairman and chief executive officer of Lectra. "We can now offer our clients, from the largest retailers to product manufacturers, a complete set of comprehensive solutions that start from product concept to full retail space planning, merchandizing and assortment management. Companies will be able to create and design products on Lectra's leading design software, immediately carry the products into merchandising and brand concepts by building virtual store settings and instantly exchanging data within and outside their organization. This end-to-end solution formed by 3D Visual Merchant and Lectra's combined product offering - notably U4ia and ProStyle design software - is unique in the industry " added Daniel Harari.

Established in 1973, and based in France, Lectra's shares are publicly traded on the Paris Stock Exchange (Second Marche). In 1998 consolidated revenues were $209 million, 26% of which were made in North America and 57% in Europe.

ModaCAD is a premier developer and supplier of digital content management technology enabling advanced product visualization for electronic commerce. For the past 11 years it has leveraged its core, patented rendering technology into a variety of electronic merchandising products primarily targeted at home design, home furnishings, apparel, and industrial design industries.


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                ModaCAD, INC.


Date: March 26, 1999                              By:   /s/  LEE FREEDMAN
                                                     ---------------------------
                                                     Lee Freedman
                                                     Vice President, Finance and
                                                     Chief Financial Officer